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                                                                    EXHIBIT 99.2



     o    Allied Mortgage
          Capital Corporation




                           The Net Branch Advantage


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                                      WHO


          Allied Mortgage Capital Corporation (AMCC) is the largest affiliated branch operation in the United States. With over 500 branches in 49 states including Guam and the Virgin Islands, we have the ability to offer a networking environment unparalleled by any other Branch operation in the world.


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[MAP CHART]

                       Allied Mortgage Capital Locations


                                  [MAP CHART]



                                             ----------------------------------
                                                       BRANCH OFFICES
                                              (PLUS U.S. VIRGIN ISLANDS & GUAM)
                                                       # 16 or More
                                                       #   8 - 15
                                                       #   1 - 7
                                             ----------------------------------

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                              Net Branch Benefits


          o Processing. The excellent processing department at AMCC can do all, or part, of your loan processing.

          o Underwriting. They work for you and your branch comes first.

          o Closing. We fund our loans quickly, with closing documents direct to your office within three hours.



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                              Net Branch Benefits


          o Accounting. Our capable accounting department will handle all your bills, payroll, and third party accounts. You have twenty-four hour access to your account information.

          o Networking. We take only the best and train our branches to use the resources available to them to maximize their income potential.

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                              Internet Solutions


          o Internet. Through our site on the World Wide Web, www.alliedmortgagecorp.com, each branch has it's own home page and it's own separate e-mail address.

          o Intranet. All corporate communications is handled through the company Intranet network. Announcements, Lender Rate Sheets and Branch to Branch communications are posted daily.


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                          [Quicken Mortgage.com LOGO]


          o Quicken Mortgage allows a borrower to get rates, get pre-approved, pre-qualify, or apply online for a mortgage. Allied is listed as number one on Quicken Mortgage.com



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                              Allied Credit Union


          o Established in June of 1999.

          o Serves the current and future employees of Allied and their Immediate Families Nationwide

          o Offers services of saving and checking accounts, Loans of all types, including auto loans, credit cards, debit cards and much more which means a full service facility

          o Benefits to come - Home banking capability on Allied Intranet Web
          Site

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                                Allied Partners


                                             It doesn't matter how big your
                                             home building company is, you can
                                             have your own mortgage company
                                             too. With AMCC's Partners program,
                                             your company can team up to for a
                                             joint venture. AMCC acts as
                                             managing general partner, handling
                                             all negotiations and closings,
                                             confirming pre-qualifications and
 [ALLIED                                     rate locks, and providing custom
 PARTNERS                                    pricing and flexible loan programs
 LOGO]                                       for buyers with excellent to less
                                             than perfect credit.


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                                Allied Partners


          o You get an exceptional tool to add new clients, and you earn outgoing income with only a little more effort on your part.

          o Substantially increase your bottom line without increasing personnel and related overhead by having a large equity position in the newly created builder mortgage company.

          o Receive 50% of the distributed net earnings less the per loan due fee due AMCC.


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                                Allied Lenders


      [BANK ONE LOGO]             [CITIBANK LOGO]                  [LASALLE LOGO]

 [CENDANT MORTGAGE LOGO]        [FIRST UNION LOGO]      [PRINCIPAL RESIDENCE MORTGAGE LOGO]

       [CHASE LOGO]                [FLEET LOGO]                     [PRISM LOGO]


   [DIME MORTGAGE LOGO]        [GMAC MORTGAGE LOGO]   [GE CAPITAL MORTGAGE SERVICES, INC. LOGO]

[FIRST MORTGAGE NETWORK LOGO]     [HOMESIDE LOGO]                   [COUNTRYWIDE LOGO]


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                                      WHY
                  Why would you want to sign up with Allied?

          o There are many reasons to become a branch with Allied Mortgage Capital Corporation (Allied).

          o The best reason is because it works. We call it the Allied Advantage. It means instant recognition with investors, clients and customers.

          o It means being your own CEO and closing in your own name. It means the bulk selling of B and D loans and that you are both bankers and broker.

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                                  WHY (con't)


          o ALLIED has a fully staffed processing department at your disposal.

          o ALLIED has a full-time underwriters no matter who does your processing.

          o ALLIED has a closing department ready to schedule closings, even for brokered loans.

          o ALLIED has the Partners Program, a joint venture with Builders and Realtors.

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                                  WHY (con't)


          o ALLIED's health, life and disability insurance is offered through payroll deduction.

          o ALLIED offers a 401K plan.

          o No other company can offer that, you are both banker and broker.

          o No other company can offer that, but that's not the only advantage.

          o Our job is only to select the best applicants, and to train branch managers to use all the available resources to maximize income potential.

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                                  WHY (con't)


          o ALLIED lets the branch managers make the decisions. Branch managers choose investors, they choose the prices. ALLIED just makes the choices easier.

          o Choose whether or not to use one of the hundreds of investors with which ALLIED is approved, only if it makes sense. We will do as much or as little as you require in processing and closing loans.


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                                  WHY (con't)


          o ALLIED is there to make every branch's job easier. That's why you choose us

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                              LOAN OFFICER CHART

                                  o SERIES 1

                                    [CHART]

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